EXHIBIT 21

Subsidiaries

Hartman XX Limited Partnership (Texas)

Hartman XX REIT GP LLC (Texas)

Hartman CRMB Holdings LLC (Texas)

Hartman Richardson Heights Properties LLC (Texas)

Hartman Cooper Street Plaza LLC (Texas)

Hartman Bent Tree Green LLC (Texas)

Hartman Mitchelldale LLC (Texas)

Hartman Parkway LLC (Texas)

Hartman Gulf Plaza LLC (Texas)